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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
OM Asset Management plc:

        We consent to the incorporation by reference in the registration statement (No. 333-197106) on Form S-1 of OM Asset Management plc and subsidiaries of our report dated March 30, 2015, with respect to the consolidated balance sheets of OM Asset Management plc and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of OM Asset Management plc and subsidiaries.

/s/ KPMG LLP
Boston, Massachusetts
June 15, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm